Exhibit 99.1

GTSI Provides Preliminary Results for 2007

Significantly narrows loss and materially reduces operating expenses

CHANTILLY, VA., January 22, 2008 – GTSI Corp. (NASDAQ: GTSI), an Enterprise IT infrastructure solutions and services provider to government, today announced that the Company is updating its 2007 financial expectations.

“While the Company expects a net loss for 2007, we believe such loss will be significantly lower than last year. Although we anticipated delivering net income for 2007, the federal government’s continuing resolution impacted our ability to meet our expectations,” said Jim Leto, GTSI’s Chief Executive Officer. “During the fourth quarter, we had over $100 million in orders that we anticipated to close in the quarter pushed into 2008: much of this amount was due to federal funding constraints. President Bush signed the budget funding bill in the final days of the quarter, and it is anticipated that a normal funding flow will occur in the later portion of the first quarter.

“For the first time in three years we expect to deliver profitability for two consecutive quarters, the third and fourth quarters of 2007,” said Leto. “We believe the preliminary results of the fourth quarter indicate that the strategic decision to move away from commodity orders and into larger core technology product orders, infrastructure solutions and professional and financial services contracts, which have a longer sales cycle, is taking shape. In addition to continuing to implement our plan on moving away from small product sales, we will continue to focus on gaining efficiencies through out the organization. While we are pleased that we have materially reduced operating expenses in 2007, we are going to accelerate our efforts to reduce expenses in areas of the company which focus on lower margin business, continue to improve automation, as well as invest in our professional and financial services capabilities.”

The Company expects to release full fourth quarter and 2007 results in early March 2008 and hold a conference call on the day of the release.

About GTSI Corp.
GTSI Corp. is an information technology solutions provider offering a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services.  GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal.  TLM allows government agencies to implement solutions of national and local significance quickly and cost effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet governments’ current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com

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